EXHIBIT 21.1

Subsidiaries of Registrant

Name	Jurisdiction
iPass (U.K.) Limited	United Kingdom
iPass France SAS	France
iPass Deutschland GmbH	Germany
iPass Holdings Pty Ltd.	Australia
iPass Asia Pte Ltd.	Singapore
iPass Japan, Inc.	Japan
iPass India Private Limited	India
iPass Ltd.	Israel
MNS Holdings LLC	Delaware
Managed Network Services LLC	Delaware
GoRemote Internet Communications, Inc.	Delaware
GoRemote International Corporation	Delaware
Axcelerant, Inc.	Delaware
Worldwide Axcelerant Group	California
Mobile Automation, Inc.	Delaware
Safe3W, Inc.	Delaware